UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2026

Applied Optoelectronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36083	76-0533927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13139 Jess Pirtle Blvd.
Sugar Land, Texas 77478

(Address of principal executive offices and zip code)

(281) 295-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par value $0.001	AAOI	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 30, 2026, Applied Optoelectronics, Inc. (the “Company”) entered into a Credit Agreement (the “New Credit Facility”) among the Company, the lenders party thereto and East West Bank, as administrative agent for the secured parties. The New Credit Facility replaces the Prior Credit Facility (as defined below).

The New Credit Facility provides the Company with $30 million in revolving commitments and $170 million in initial term loan commitments. The New Credit Facility has a scheduled maturity date of October 30, 2030, and includes a feature that allows the Company to request incremental term loan commitments in an aggregate amount not to exceed $50 million pursuant to certain conditions. The proceeds of the term loans may be used to purchase or refinance eligible equipment. Borrowings under the revolving loan may be used for working capital and general corporate purposes.

The Company's obligations under the New Credit Facility will be secured by substantially all of the Company's assets, including certain subsidiary equity, subject to customary exclusions. At the Company’s option, borrowings under the New Credit Facility will accrue interest based on either (i) an alternate base rate (“ABR”) plus the applicable rate (“ABR Loan”) or (ii) the Term Secured Overnight Financing Rate (“Term SOFR”), plus 0.10%, plus the applicable rate (“SOFR Loan”). The applicable rate for SOFR Loans is between 2.50% and 3.25%, and the applicable rate for ABR Loans is between 1.25% and 1.75%, and in each case, based on the consolidated senior leverage ratio.

Interest on SOFR Loans is payable on the last day of each applicable interest period (and, in the case of any interest period of more than three months’ duration, on each day prior to the last day of such interest period that occurs at three-month intervals after the first day of such interest period). Interest on ABR Loans is payable quarterly. In addition, the initial term loans amortize quarterly in an amount equal to 3.5714% of the aggregate outstanding amount of the initial term loans on the last day of the initial term loan availability period.

The New Credit Facility requires the Company to maintain certain financial covenants and contains representations and warranties, and events of default applicable to the Company that are customary for agreements of this type.

The foregoing description of the New Credit Facility does not purport to be a complete statement of the parties’ rights and obligations under the New Credit Facility and is qualified in its entirety by reference to the full text of the New Credit Facility, dated October 30, 2026, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02	Termination of Material Definitive Agreement.

On October 29, 2026, in connection with the Company’s entry into the New Credit Facility, the Company terminated the Loan and Security Agreement, dated July 31, 2025 (the “Prior Credit Facility”), by and among the Company, the lenders party thereto and BOKF, NA dba BOK Financial, as administrative agent for the lenders. The Company paid a $350,000 termination fee in connection with the termination of the Prior Credit Facility. The Prior Credit Facility was set to mature on July 31, 2028, and, as of October 29, 2026, the Company had unused revolving commitments of $35 million thereunder.

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Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the New Credit Facility is incorporated by reference herein and made a part hereof.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*+	Credit Agreement, dated October 30, 2026, by and among Applied Optoelectronics, Inc., the lenders party thereto and East West Bank N.A., as administrative agent for the secured parties.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

+ Certain portions of this document that constitute confidential information have been redacted pursuant to Item 601(b)(10) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2026	APPLIED OPTOELECTRONICS, INC.

	By:	/s/ David C. Kuo
	Name	David C. Kuo
	Title:	Senior Vice President and Chief Legal Officer

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